Exhibit 10.17

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT . ("Agreement") is made and entered into as of the 24th day of September, 2008 (the "Effective Date"), by and among Johns Hopkins University ("JHU"), National Stem Cell, Inc. ("NSC"), and Dr. Michael J. Shamblott ("Dr. Shamblott") (each, individually, a "Party" and, collectively, the "Parties").  .

RECITALS

1. .

On November 16, 2005, JHU and NSC entered into a Research Agreement ("Sponsored Research Agreement"). Dr. Shamblott was JHU's principal investigator under the Sponsored Research Agreement.

2.

In March 2005, National Stem Cell International, Inc. and Dr. Shamblott entered into a Scientific. Advisory Board Agreement ("Advisory Board Agreement").

3.

JHU and NSC have asserted various claims, defenses, and positions arising out of or related to the Sponsored Research Agreement in the action styled Johns Hopkins University v. National Stem Cell, Inc., Case No. WDQ-08-563, in the United States District Court for the District of•Maryland (the "Maryland Action").

4.

NSC has asserted various claims and positions arising out of or related to the Advisory Board Agreement in the action styled National Stem Cell, Inc. v. Michael J. Shamblott, Case No. 08-CV-6921, in the United States District Court for the Southern District of New York (the "New York Action").

5.

The Parties have agreed to resolve all of their claims, disputes, and issues related to the Sponsored Research Agreement, the Advisory Board Agreement, the Maryland Action, and the New York Action in accordance with this Agreement. This Agreement is. entered into for the purpose of settlement and compromise. By entering into this. Agreement, no Party admits wrongdoing of any nature.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Recitals

The recitals to this Agreement are true and correct, and are incorporated into and made a substantive part of this Agreement.

2.

Settlement Payments

2.1

Within five business days of the execution of this Agreement, NSC shall make an initial settlement payment to JHU in the amount of $10,000 (the "Initial Settlement Payment"). The Initial Settlement Payment shall be made via wire transfer to:

Johns Hopkins University

Routing or ABA #:

026009593

Account #:

003936830516

Type of Account:

Depository

Please reference:

IO# 90021354, Grant # 904274. Dept.

Gyn/Ob, Barbara Chase 410 955-5692

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2.2

Before July 30, 2010, NSC shall make additional settlement payments to JHU totaling $190,000 (the "Remaining. Settlement Payments"). The Remaining Settlement Payments shall be, made via wire transfer to:

Johns Hopkins University

Routing or ABA #:

026009593

Account #:

003936830516

Type of Account:

Please reference:

IO# 90021354, Grant # 904274.

Dept.. Gyn/Ob, Barbara Chase 410 955-5692

3.

Dismissal of Maryland and New York Actions

Effective upon JHU's receipt of the Initial Settlement Payment, the Parties agree to voluntarily dismiss with prejudice the Maryland Action and the New York Action. Within five business days of JHU's receipt of the Settlement Payment, the Parties shall file in the Maryland Action a Stipulated Order of Dismissal in the form set forth as Exhibit A, and in the New York Action a Stipulated Order a Dismissal in the form set forth as Exhibit B. Each Party shall bear its own costs, including attorneys' fees.

4. •

 Confessed Judgment

If NSC fails to make the Remaining Settlement Payments to JHU by July 30, 2010, then NSC hereby authorizes any clerk of any court of record or any attorney to enter in any court" of competent jurisdiction in the State of Maryland judgment by confession against NSC and in favor of JHU for the principal amount of the Remaining Settlement Payments that are unpaid as of July 30, 2010, without stay of execution or right of appeal expressly waiving the benefit of all exemption laws and all irregularity or error in entering said judgment or the execution thereon. No single exercise of the foregoing power to confess judgment shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable or void, but the power shall continue undiminished, and it may be exercised from time to time as often as JHU shall elect, until such time as JHU shall have received payment in full. In connection with confession of judgment, NSC waives and releases all errors and rights of exemption, appeal, stay of execution, inquisition, and extension to which NSC may otherwise be entitled under the laws of any state or the United States • now in force or which may be passed.

5.

Release

.5.1.

 Mutual Release of Parties. Except as specifically provided in this Agreement and effective upon JHU's receipt of the Initial Settlement Payment, each Party, for itself, and its past, present and future owners, directors, officers, members, partners, managers, employees, agents, accountants, ' attorneys, insurers, representatives, trustees, administrators, beneficiaries, affiliates, subsidiaries, predecessors, successors, and assigns (for purposes of this Section 5.1, individually and collectively, the "Releasors"), unconditionally and irrevocably RELEASES, WAIVES, and FOREVER DISCHARGES the other Party and, as applicable, each of the other Party's past, present and future owners, directors, officers, members, partners, managers, - employees, agents, accountants, attorneys, insurers, representatives, trustees, administrators, beneficiaries, affiliates, subsidiaries, predecessors, successors, and assigns (for purposes of this Section 5.1, individually and collectively, the "Releasees"), from any and all claims, liabilities, demands, damages, losses, debts, obligations, accounts, offsets, actions, causes of action, defenses, costs, fees, and expenses of whatsoever nature, character and kind, whether in law or . equity, whether known or unknown, whether disclosed or undisclosed, whether anticipated or unanticipated, whether asserted or unasserted, whether direct or indirect, whether contingent or liquidated, which all or any of the Releasors ever had, now have, or may have in the future against all or any of the Releasees arising out of, based upon, or in any manner relating to the Sponsored Research Agreement, the Advisory Board Agreement, the Maryland Action, or the New York Action Project.

5.2.

Intellectual 'Property. The Parties understand and agree that the release provisions set forth in Section 5.1 of this Agreement shall not extend to any claims, demands, actions, or causes of action, of whatsoever nature, character and kind, whether in law. or equity, that the Parties ever had, now have, or may have in the future arising out, based upon, or in any manner relating to the License Agreement with Effective Date. of July 25, 2006 (Agreement #A01283), as amended by Amendment No. 1 with Effective Date of September 1, 2006 (Agreement # A10073) between JHU and NSC for JHU Refs. C04973, CO5020, and CO5021, and as further' amended by Amendment No. 2 with Effective Date of November 26, 2006 (Agreement #A03252) between JHU .and NSC for JHU Refs. C04878, C04973, CO5020, CO5021 and CO5054. The parties agree that the License Agreement is not part of this Agreement and shall survive this Agreement. without change or termination. With respect to the Sponsored Research Agreement, the Parties agree that Section 5 on Proprietary Information and Confidentiality, Section 6 on Confidential Data and Confidentiality, Section 7 on Publication, Sections 8(a)-(c) on Intellectual Property, and Section 13 on Use of Other Parties' Names survived termination of the Sponsored Research Agreement and are also excepted from the release provisions set forth in Section 5.1 of this Agreement.

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5.3.

Survival of Confessed Judgment. The Parties understand and agree that the release provisions set forth in Section 5.1 of this Agreement shall not extend to any claims, demands, actions or causes of action, of whatsoever nature, character and kind, whether in law or equity, that the Parties now have, or may have in the future arising out of or based upon the judgment by confession against NSC and in favor of JHU for the principal amount of the Remaining Settlement Payments that are unpaid as of July 30, 2010, as further described in Section 4 of this Agreement.

5.4.

Breach of Settlement Agreement. Notwithstanding anything to the contrary in this Agreement, the release provisions set forth in Section 5.1 of this Agreement shall not constitute a release of any claims or causes of action arising out of or based upon a breach of this Agreement.

6.

Representations and Warranties

As inducement to enter into this Agreement, each Party hereby represents and warrants as follows:

6.1.

 Ownership of Claims. The Parties are the sole and current owners of the claims released by this Agreement. Each Party further represents and warrants that none of the released claims has been assigned or transferred in any way to any person or entity at any time prior to the execution of this Agreement and agrees not to assign or transfer such released claims after the execution of the Agreement.

6.2.

Arm's-Length Agreement. The Parties acknowledge that: (a) they have had access to independent legal counsel in the negotiation and execution of this Agreement, and they have had the opportunity to review, analyze, and discuss with counsel this Agreement and the underlying factual matters relevant to this Agreement before the execution and delivery of this. Agreement; (b) all of the terms of this Agreement were negotiated at arm's-length; (c) this Agreement is being executed without fraud, duress, undue influence, or coercion of any kind exerted by either Party; and (d) the execution and delivery of this Agreement is the free and voluntary act of each Party.

7.

General Provisions

7.1.

Headings.. The headings and subheadings in this Agreement are intended for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

7.2.

Construction. Unless the context requires otherwise, singular nouns and pronouns used in this Agreement shall be deemed to include the plural, and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

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7.3.

Interpretation. The Parties acknowledge that each of them has participated in the negotiation and drafting of this Agreement, and no provision of this Agreement shall be construed against or interpreted to the disadvantage of either Party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated, or drafted such provision.

7.4.,

No Admission of Liability or Wrongdoing. This Agreement is intended to settle and dispose of disputed claims. This Agreement shall not constitute or be construed, nor shall it be admissible in any proceeding, as an admission of liability or wrongdoing of any nature by either Party or as any evidence of the truthfulness or validity of any claims or allegations made by either Party in any litigation or other proceeding.

7.5.

Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. All covenants, agreements, representations, and warranties made herein shall survive this Agreement and continue in full force and effect.

7.6

No Third-Party Beneficiaries. This Agreement is not intended to create any rights in any person or entity not a Party hereto.

7.7.

Modification. No modification of any provision of this Agreement shall be effective unless the same is in writing and signed by each Party, and then such modification shall be effective only in the specific instance or for the purpose for which given.

7.8.

Severability. If any term, provision, or condition of this Agreement, or any part thereof, shall for any reason be found or held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision, or condition or any other term, provision, or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision, or condition had not been contained therein.

7.9.

Integration. This Agreement contains the entire agreement of the Parties with respect to all matters covered by this Agreement, and no other agreement, statement, representation, or promise made by either Party, or any employee, officer, attorney, ,agent, or other representative of either Party, shall be valid or binding.

7.10.

Applicable Law. The performance, construction, and enforcement of this Agreement shall be governed by the laws of the State of Maryland.

7.11.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. A photocopy of this Agreement executed by the Parties shall constitute sufficient evidence of the executed original of this Agreement for all purposes.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date written above.

FOR JOHNS HOPKINS

FOR NATIONAL STEM

UNIVERSITY

CELL, INC.

/s/ James T. McGill

/s/ John Murray

Name:  James T. McGill

Name: John Murray

Title: Senior Vice President

Title: CEO

Dated:   9/23/08

9-19-08

/

MICHAEL J. SHAMBLOTT

/s/ Michael J. Shamblott

Name: Michael J. Shamblott

Title:  Assistant Professor

Dated: 9/24/2008

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